Exhibit (m)

MORGAN STANLEY INSTITUTIONAL FUND TRUST

AMENDED AND RESTATED DISTRIBUTION PLAN

Adviser Class Shares

WHEREAS, Morgan Stanley Institutional Fund Trust (the “Fund”) is engaged in business as an open-end investment company and is registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund has separate series or Portfolios, each of which is a separate pool of assets with its own investment policies (the “Portfolios”) and each Portfolio may be divided into multiple separate classes including the Adviser Class; and

WHEREAS, the Trustees of the Fund have determined that there is a reasonable likelihood that the following Distribution Plan will benefit the Adviser Class of each Portfolio and its shareholders; and

WHEREAS, the Fund and Morgan Stanley Distribution, Inc. (the “Distributor”) have entered into a Distribution Agreement pursuant to which the Fund employs the Distributor in such capacity during the continuous offering of shares of each Portfolio of the Fund; and

WHEREAS, the Fund adopted a Distribution Plan effective January 22, 1996 and this Amended and Restated Distribution Plan amends and restates in its entirety such Distribution Plan to reflect the current parties to the Plan and to make such other ministerial changes designed to facilitate the administration of this Plan.

NOW, THEREFORE, the Fund hereby adopts, and the Distributor hereby agrees to the terms of, this Amended and Restated Distribution Plan (the “Plan”) on the following terms and conditions with respect to the Adviser Class of each Portfolio of the Fund:

1. The Fund has adopted this Plan to enable the Fund to directly or indirectly bear expenses relating to the distribution of Adviser Class shares of which the Fund is the issuer.

2. Each Portfolio shall pay monthly to the Distributor an amount equal to a payment at the annual rate of up to 0.25% of the average daily net assets of the Portfolio, attributable to its Adviser Class shares during the month. The Distributor may use this fee for: (i) compensation for its services in connection with distribution assistance or provision of shareholder and account maintenance services; or (ii) payments to financial institutions and intermediaries such as banks, savings and loan associations, insurance companies, investment counselors, broker-dealers and the Distributor’s affiliates and subsidiaries as compensation for services or reimbursement of expenses incurred in connection with distribution assistance or provision of shareholder and account maintenance services.

3. This Plan shall not take effect, with respect to a Portfolio, until it has been approved, together with any related agreements, by votes of a majority of the Board of Trustees of the Fund and of the Trustees who are not “interested persons” of the Fund (as defined in the 1940 Act) and have no direct financial interest in the operation of this Plan or any agreements related to it (the “Rule 12b-1 Trustees”), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan.

4. This Plan shall continue in effect until April 30, 2005, and from year to year thereafter, provided such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3 hereof.

5. Any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to this Plan shall provide to the Trustees of the Fund, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

6. This Plan may be terminated at any time with respect to the Adviser Class of any Portfolio by the vote of a majority of the Rule 12b-1 Trustees or by the vote of a majority of the outstanding voting securities of the Adviser Class of the Portfolio.

7. This Plan may not be amended to increase materially the amount payable hereunder by a Portfolio unless such amendment is approved by a vote of at least a majority (as defined in the 1940 Act) of the outstanding voting securities of the Adviser Class of the Portfolio, and no material amendment to this Plan shall be made unless approved in the manner provided in paragraph 3 hereof.

8. While this Plan is in effect, the selection and nomination of those Trustees who are not interested persons (as defined in the 1940 Act) of the Fund shall be committed to the discretion of the Trustees then in office who are not interested persons of the Fund.

9. The Fund shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 5 hereof, for a period of not less than six years from the date of this Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

10. This Plan only relates to the Adviser Class of each Portfolio and the fees determined in accordance with paragraph 2 hereof shall be based upon the average daily net assets of the Portfolio attributable to Adviser Class shares. The obligations of the Fund and the Portfolios hereunder are not personally binding upon, nor shall resort be had to the private property of, any of the Trustees, shareholders, officers, employees or agents of the Fund, but only the Fund’s property allocable to Adviser Class shares shall be bound. No Portfolio of the Fund shall be responsible for the obligations of any other Portfolio of the Fund.

IN WITNESS WHEREOF, the Fund and the Distributor have executed this document as of the day and year set forth below in New York, New York.

Dated: April 29, 2005

MORGAN STANLEY INSTITUTIONAL FUND TRUST

By:
Name:
Title:

Attest:

Name:
Title:

MORGAN STANLEY DISTRIBUTION, INC.

By:
Name:
Title:

Attest:

Name:
Title:

3